Exhibit 4.30
Purchase and Sale Contract for R&D Building of Xiamen Software Park II
Contract No.: _________
The parties concerned:
Seller (“Party A”): Xiamen Land Development Company
Registered Address:   19/F, Industrial Bank Building, No.78, Hubin North Road, Xiamen City, PRC
Legal Representative:   Huang Zhibin   Tel: 0592 - 5315888
Post Code:   361012
Buyer (“Party B”):   Xiamen Longtop Financial Technology Management Co., Ltd.
[Principal][Legal Representative]
Name: Jia Xiaogong    Nationality: Chinese
[ID][Passport] [Business License Registration No.]
[   ] 350200400011857
Address:   East Side, 8/F, No.289, Taiwan Street, Jiangtou, Huli District, Xiamen City
Post Code:   361000                     Tel: 2527217 13906023559
[Agent][   ] Name: x          Nationality: x
Address:           x
Post Code:           x            Tel:          x
Party A and Party B, pursuant to the Contract Law of The People’s Republic of China, Law of the People’s Republic of China on Urban Real Estate Administration, Interim Measures on Management of Xiamen Software Park, Interim Sales Management Measures on Xiamen Software Park R&D Building as well as other relevant stipulations of laws and regulations, have reached the following property purchase and sale agreement on the basis of equality, voluntaries and negotiation.
Article 1 Party B has acknowledged that such properties are exclusively made available to certain enterprises, restrictive provisions were set by the government concerning the transfer and lease of property right may affect Party B’s use, interests and penalty related to such property, and Party B has no objection to it. Party B agrees it has read and understood all the matters presented by Party A, verified the genuineness and effectiveness of the content herein, and fully understood the nature, status, transaction conditions and nearby environment about the purchased property.

Article 2 Basic Condition of the Purchased Property
(1) The property purchased by Party B (“Property”) is a R&D building in Xiamen Software Park II, which is one of the governmental financing project. It is for compensated industrial use with the term from Mar. 9, 2006 to Mar. 9, 2056. The contract No. for land-use right assignment shall be (2006) XiaDiHe(Xie)zi No.012, and the pre-sale license No. 20050074.
(2) Address of this property shall be: Unit  _____  ,  _____  /F, No.  _____  Building, Group  _____  .. Xiamen Software Park II, or Unit  _____  , No.  _____  , Wanghai Road (see Appendix I for detailed layout).
(3) It is a frame conformation property, used for R&D.
(4) The contracted gross architectural area shall be  _____  square meters, among which,  _____  square meters are built-up areas and  _____  square meters are public area or common premises area for apportion. (See Appendix II for the Apportionment of Architectural Area of Public area and Common premises)
Article 3 Calculation and Price
Both parties agree to calculate the price of this property based on its architectural area. The price of this property is  _____  per square meter, and  _____  in total.
Article 4 Determination of Area and Treatment of Area Discrepancy
Determination of area and treatment of area discrepancy shall be based on the architectural area (“Area”).
Where there is discrepancy between the areas contracted and registered, the registered property area shall govern. Registered Property Area refers to the architectural area which has been evaluated by professional measuring organization and reviewed by Xiamen Municipal Land, Resources & Housing Administrative Bureau (“Housing Bureau”) that used for property right registration.

Both parties agree, where the registered public area or built-up area is different from the contracted area while the registered property area is in consistency with the contracted area, the treatment stipulated in this article may not be adopted, and the price shall remain unchanged.
Both parties agree to adopt the following treatments in case of any discrepancy between the areas contracted and registered:
(1) where the area deviation is less than 5% (including 5%), the price shall be calculated on the actual basis;
(2) where the area deviation exceeds 5%, Party B shall be entitled to return the property.
Where Party B returns the property, Party A shall, within 30 days after Party B has proposed the request for return and prepared relevant formalities, send back the paid amount and pay interest based on the corresponding current deposit rate of the People’s Bank of China to Party B.
Where the property is not returned by Party B, both parties shall settle the price on an actual basis.

Area Deviation Ratio =	Registered Area-Contracted Area	x 100%

Contracted Area
Article 5 Payment Method and Term
Receiving account designated by Party A: Bank: Industrial Bank, Xiamen Branch; Account No.: 96801001000313650002, Name: Xiamen Land Development Company.

Party B shall pay relevant funds to the account designated by Party A according to the second payment method:
(1) One-time Payment: Party B agrees to pay the full purchase price (including pre-payment) RMB  _____  at one time upon signing this contract.
(2) Installment Payment: Party B shall pre-pay 50% of the total purchase price up to RMB  _____  (block letter  _____  only) prior to Apr.15, 2008; and shall pay the remaining amount up to RMB  _____  (block letter  _____  only) prior to Jun.15, 2008.
(3) Mortgage Payment
Party B shall, upon signing this contract, pay   ×  % of the purchase price up to RMB as the first installment (including pre-payment), the remaining amount RMB shall go through bank’s mortgage formalities. Party B agrees to strictly abide by the following provisions in the course of going through mortgage formalities:
1. Party B shall provide complete mortgage required documents to the loan bank within 14 days after signing this contract. If the loan bank considers the mortgage documents provided by Party B are incomplete or have defects, Party B shall resubmit or supplement reasonably requested additional materials within 7 days after receiving notice from such loan bank; if Party B fails to resubmit or supplement the additional materials on schedule, it may be considered as late for payment and shall assume the responsibility for breach in accordance with Article 6. Party A shall be entitled to, prior to Party B prepares all the necessary mortgage materials, not register in Xiamen Real Estate Transaction Registration Center.
2. Reference for the applied amount and term of the mortgage shall be made to the final approval of loan bank. Where the approved mortgage amount by bank is lower than contracted, Party B shall pay the deficiency within 7 days after receiving notice from Party A, if not, it may be considered as late for payment and shall assume the responsibility for breach in accordance with Article 6.

Where the applied mortgage fails to be approved by bank due to Party B’s reason, Party B shall pay off the purchase price within 7 days after receiving notice from Party A, if not, it may be considered as late for payment and shall assume the responsibility for breach in accordance with Article 6.
Article 6 Party B’s Liabilities for Breach of Contracts
The following methods shall be adopted in case Party B fails to make payment on schedule (not accumulated):
(1) where the overdue period is less than 90 days (including 90 days), starting from the next day of the payment term expire date till the amount payable is fully paid, Party B shall pay 0.1‰ of the total purchase price as penalty to Party A on a daily basis, and the contract shall be continuously executed;
(2) where the overdue period exceeds 90 days, Party A shall be entitled to terminate this contract. Where Party A terminates this contract, Party B shall pay 20% of the outstanding payable amount as penalty to Party A. If Party B is willing to continue the contract and its written application was approved by Party A, this contract may be continuously executed. In this case, Party B shall pay 0.2‰ of the total purchase price as penalty to Party A on a daily basis starting from the next day after the effective period for paying expired to the day till the amount payable is fully paid.
Article 7 Agreement on Change of Planning and Design
Where the using functions of the purchased property are affected by changes approved by planning department or designing company, Party A shall, within 20 days after relevant departments’ approval, send a written notice to Party B. Party B is entitled to, within 15 days after the notice arrives, make a written reply on whether to return the property. Party B’s failure to make a written reply within 15 days after the notice arrives may be considered as accepting the changes of planning and design as well as the relevant change of purchase price. Party B shall be entitled to return the property in case that Party A fails to notify Party B within the scheduled time limit.

Where Party B returns the property, Party A shall refund the paid amount to Party B within 30 days after Party B’s request for refund, and shall pay interests at the rate of 0.435% per month. Party B, if not plan to return the property, shall sign a supplemental agreement with Party A within 15 days after the notice of changes arrives, and if not, it may be considered as accepting the changes of planning and design as well as the relevant change of purchase price arising from.
Article 8 Effective Delivery Term and Condition
1. Party A shall, prior to September 30, 2008, deliver to Party B the property that having passed the examination for single building quality acceptance. However, in case of the following circumstances, the time for delivery shall be extended, and Party A may not assume the responsibility for late in delivering property as contracted herein.
(1) fails to deliver the property on schedule due to any force majeure, including but not limited to more that 50 mm rainfall, above eight-level (including eight-level) tropical storm (typhoon) or above five-grade(including five-grade) earthquake;
(2) fails to deliver the property on schedule due to any policy adjustment by the government;
(3) encounters any difficulty that may not be predicted or timely resolved by technology of the construction industry then and there.
2. Party A shall be entitled to, prior to Party B pays off the gross purchase price, reject to deliver property as scheduled contracted term, and which shall not constitute a breach of contract or assume the responsibility for late in delivering property as contracted herein.
Article 9 Responsibilities for Breach of Party A for delay of the conveyance of the Property
In the event that the Property is not successfully conveyed by Party A within the time limit for any reason except as provided in Article 8 herein, the resolution is either of the following (not accumulated):

(1) In the event that the delay is less than 90 days (including the 90’s day), starting from the day after the latest conveyance date set forth in Article 8 herein to the actual conveyance date, Party A shall pay 0.01% of the paid Property price as the liquidated damages for each day, and this Contract continues to be performed.
(2) In the event that the delay is more than 90 days (including the 90’s day), Party B shall be entitled to terminate this Contract. Party A shall refund the total amount which has been paid by Party B within 30 days after the receipt of Party B’s written notice of the termination hereof, plus 20% of accumulative payment as the liquidated damages. This Contract shall continue to be effective if Party B requires so. Party A shall pay 0.02% of the paid amount as the penalty for each day starting from the day after the latest conveyance date set forth in Article 8 herein to the actual conveyance date.
Article 10 Conveyance
(1) After the Property is qualified to be conveyed and used in accordance with the single building acceptance standard, Party A shall inform Party B of the conveyance procedures in writing. Both parties shall sign on the Property Conveyance list at the acceptance and conveyance.
The written notice shall be sent by EMS by Party A.
(2) In the event that the Property is not successfully conveyed in time as a consequence of a default by Party B, both parties hereby agree on the following:
1. Should the condition of the Property meet the delivery standard stated in this Contract, Party B shall not, for any reason, refuse to accept such property.
2. Party B shall entrust an Agent in writing to carry out the acceptance and sign the Property Conveyance List at the requirement of Party A during the conveyance procedures. Upon signing, the Property Conveyance List shall be deemed as the performance of Party A’s Property conveyance obligation and the Property has accomplished the requirements in this Contract. Upon the conveyance, the risk liabilities related to Property shall be transferred to Party B.

3. Should Party B hasn’t handled the Property conveyance procedures within 30 days after the receipt of the notice about the conveyance, it shall be deemed as Party B has accepted Property. Party B shall be solely responsible for the following fees and expenses charged from the 31st day after the receipt of the notice about Property conveyance:
•	All fees and expenses accrued to the Property (including but not limited to property management fees, public maintenance fees and apportioned water and electricity expenses, etc.);

•	Property custodian fees paid to Party A which is about 0.02% of the Property Price;

•	Party B is solely responsible for the risk liabilities of Property.
4. Party A shall be responsible for the guarantee of Property after its conveyance. Based on consultation, should any dispute about the quality of Property occurs, Party B shall entrust a proper Construction Engineering Quality Test Institution of competent jurisdiction in Xiamen to carry out the test, and the dispute shall be settled based on the written test results provided by such institution. If the main structure of Property is tested as unqualified, both parties hereby agree to terminate this Contract, and Party A will refund all purchase amount paid by Party B plus 5% of total purchase price at one time for indemnification, as well as the entrustment expenses.
Article 11 Arrangements about Property Title Registration
(1) Party A shall, within 360 calendar days, file the materials concerning Property Title Registration which need to be provided by Party A with Property Title Registration authority for record.
(2) The Property Ownership Certificate of Party B shall be generated by relevant authority with Party A’s assistance. Party B shall comply with the rules to pay all necessary taxes for Property Title such as contract tax and so on.

(3) Should the Property Title Registration fails in a consequence of a default of Party B, Party B may not put forward any claim from Party A.
Article 12 Guarantee
If any quality problem occurs within the guarantee range and period, Party A shall undertake the guarantee duty in accordance with current project quality guarantee provisions, except that the damages are caused by force majeure or for non-Party A reasons, for which Party A will not be responsible, but may assist with the maintenance, the expenses of which are borne solely by Party B.
Article 13 Other Arrangements are as follows:
(1) Use Right of Property Building Roof shall be dealt with in accordance with relevant state regulations.
(2) Use Right of Property Building’s Outer Wall Surface shall be dealt with in accordance with relevant state regulations.
(3) Nomenclature Right of Property Building shall belong to the park administration office (Management Committee of Xiamen Software Park).
(4) Nomenclature Right of Property Community shall belong to the park administration office (Management Committee of Xiamen Software Park).
(5) The Property can only be used for business activities defined in Provisional Rules for Administration of Enterprises in Xiamen Software Park. Party B shall not, during use, conduct any unauthorized change on Property’s main structure, load-bearing structure or purpose. Except otherwise expressly provided for in this Contract or Appendices, Party B is entitled to share the shared part and facilities related to the Property, and proportionally assume responsibilities pursuant to land occupation, and apportionment of architectural area with other obligees.

(6) Pursuant to the decision made by park administration office (Management Committee of Xiamen Software Park), the early (provisionally 3 years) property management company of Xiamen Software Park, Phase II is Xiamen Special Economic Zone Property Services Co., Ltd., which is also acknowledged by Party B. Party B agrees to perform its obligations as the proprietor based on the mutually-agreed area herein upon the conveyance of the property, including, without limitation, to pay on time the property management fees which is approved by price department, shared maintenance fees and apportioned water and power expenses, etc..
(7) Party B agrees that it will carry out related businesses like software research and development pursuant to Provisional Rules for Administration of Enterprises in Xiamen Software Park; it will not go beyond the business scope expressly set forth at the application (for details about application form, see Appendix IV.) without permission of park administration office (Management Committee of Xiamen Software Park) or an company authorized by the same office.
(8) Party B agrees to strictly adhere to Provisional Convention for Proprietors of Software Park II (See Appendix III).
(9) The park administration office (Management Committee of Xiamen Software Park) authorizes Xiamen Chuangxin Software Park Management Co., Ltd. to supervise the Party B’s business activities in Xiamen Software Park, as well as provide relevant services.
Party B agrees that, in the event that Party B has gone beyond the business scope or changed property purpose, Xiamen Chuangxin Software Park Management Co., Ltd. will be entitled to instruct Party B to undertake the remediation of Property within a specified period. Should the remediation fails to be carried out, Party A shall be entitled to regain the property in advance at the repurchase price of purchase price - 150RMB/m2/y×years of use.
(10) Party B understands and knows the special requirements and approval procedures for the entry to Xiamen Software Park, phase II (see Provisional Regulations for Entry of Enterprises to Xiamen Software Park, Phase II); Party B agrees that, provided that Party B withdraws from the park, Party A may or Party A entrusts Xiamen Chuangxin Software Park Management Co., Ltd. to, exercise the repurchase right at the agreed price under any case, except that a purchaser qualified for entry into the park agrees to buy it. If Party B assigns, gives or leases the Property, Party B hereby agrees to:

1. In the case that Party B assigns the Property for the reason of liquidation or outmigration, Party B shall apply at Management Committee office of Xiamen Software Park;
2. Party A is or Party A entrusts Xiamen Chuangxin Software Park Management Co., Ltd. to be, entitled to preemptive purchase at post-depreciation cost price. The post-depreciation cost price is calculated as: purchase price - 150RMB/m2/y × years of use;
3. Management Committee office of Xiamen Software Park is responsible for the check of the qualification of entry to the park. In the case that Party B assigns or leases the Property to other enterprises, the assignee or lessee shall be enterprises which are approved by Management Committee office of Xiamen Software Park to enter the park, and which have carried out the application and approval in accordance with Provisional Procedures for R & D Building Management of Xiamen Software Park. Should the approval can not be obtained, Party B shall not assign, give or lease the Property.
In the event that Party A agrees Party B’s assignation and does not purchase the Property, Party B shall make up land premium differentials, which shall be calculated pursuant to provisions.
Article 14 Termination
(1) Any Party that terminates this Contract in its sole discretion shall compensate the other party for the damages incurred and the liquidated damages for breach shall amount to 20% of the purchase price.
(2) The termination of this Contract will not affect the performance of contracting parties’ responsibilities for breach stipulated herein; however, any property or rights and interests acquired from the other party after the termination of this Contract shall be returned, but not including fruits of property generated when the property is under the party’s possession.

Article 15 Both Parties hereby warrant that the addresses and telephones are true and effective. Any change thereof shall be informed in writing to the other party.
Article 16 Any dispute arising from the performance of this Contract shall be firstly settled by friendly negotiation. In the event that the negotiation fails, the parties may bring a suit before a People’s Court in the Property place.
Article 17 Matters unmentioned herein can be stipulated in the complementary agreement upon both parties’ arrangement.
Article 18 Appendices and the Agreement have equal legal effect. Written and printed characters filled in blanks of Appendices and this Contract shall have equal effect.
Article 19 This Contract, together with its Appendices, has totally 20 pages and been made in 5 (five) sets, all with equal legal effect, with one (1) set for each of the following:
Party A, Party B, Management Committee of Xiamen Software Park, Xiamen Chuangxin Software Park Management Co., Ltd., Property Title Registration authority.
Article 20 This Contract comes into effect upon its signing.
Article 21 Within 30 days after this Contract comes into effect, Party A shall apply for record at Xiamen Real Estate Trade Title Registration Center. Party B will be responsible for the delay of registration occurred for the reason of Party B.
Article 22 At Party B’s option of mortgage payment, it shall submit necessary mortgage materials to the loan bank within the time limit set forth in Article 5.2 herein and Confirmation Form about Mortgage Materials Submission of Contracted Clients of Software Park, Phase II to Party A. If not, Party B will be deemed to have conducted a breach and have to assume the responsibilities for breach set forth in Article 6 herein.
Article 23 Party B has to complete decoration and entry production and operation within 90 days after the conveyance (including circumstances considered as conveyance) date set forth in Article 10. In the event that the completion takes more than 90 days, the solution will be as follows:

(1) From the 91st day to the 100th day, Party B shall pay 0.01% of purchase price for each overdue day to Party A as liquidated damages, and the Agreement shall continue to be performed;
(2) In the event that the completion takes more than 100 days, Party A shall be entitled to terminate this Contract pursuant to Article 14 herein.

Seller (Stamp):	Buyer (Stamp):
[Legal Representative]	[Legal Representative]
[Agent]	[Agent]
(Stamp)	(Stamp)
Signed in Xiamen on ____________
Registration Institution (Stamp)
Agreement No.
Person in Charge:
Registration Date:
Appendix I: Plan of Property
Appendix II: Apportionment of Architectural Area of public area and common premises
Appendix III: Provisional Convention for Proprietors of Software Park II
Appendix IV: Application for entry to Software Park II

Appendix I: Plan of Property

Appendix II: Apportionment of Architectural Area of share areas and share houses
1. Apportion method shall comply with applicable regulations of State and local.
2. Commercial building’s sales area includes: built-up area, common premises (for apportion) area.
3. Common premises area includes:
(I) The elevator shaft, pipe shaft, staircases, outdoor staircase, power distribution room, equipment room, public lobby, porch, aisle, public facilities at basement ,guard room, as well as other buildings, floors, or units serve for public or management function.
(II) Area covers the walls for separating house area from the common premises and half of the horizontal projection area of the outer walls (including the gable walls)
(The rest of this page is left blank.)

Appendix III:
Provisional Convention for Proprietors of Xiamen Software Park II
Chapter 1 General Provisions
Article 1 According to “Property Management Ordinance” and relevant laws, regulations, policies, this Provisional Convention is enacted by the construction company before the sale of properties to instruct the use, maintenance, management of the property, the common interests of owners, the obligations of the proprietors, the responsibility arise from breaching of This Convention.
Article 2 The construction company shall present and explain this Convention to potential proprietors before the sale of properties before property sales.
Property buyer shall provide with a Letter of Commitment for this Convention at the time of signing a Property Purchase Contract.
Article 3 This Provisional Convention is binding upon the Construction company, property owners and users.
Article 4 The provisions with regard to the common interests of the proprietors in the preliminary property service contract between the construction company and its agent “Xiamen Software Park Innovation Management Ltd. (hereinafter referred to “Park Management Company”) and the Property management company, shall be consistent with counterparties of this Provisional Convention.
Chapter 2 Description of the Property
Article 5 Basic information of the property within the Property Management Region
Property Name: Software Park II;
Location: #1~58 Guan Ri Road, #1~73 Wang Hai Road;
Property Type: Software Park consist of Research and development buildings, Serviced Apartments and Related Service Facility
Architectural area: around 1530,000 square meters
Property Management Region boundary:
East to Wushi Road;
South to Lvling Road 200 meters;
West to Huan Huli Da Dao;
North to Huzi Hill.

Article 5 According to legal regulation and property purchase contract, the buyer is entitled with the ownership of the following common area and common facility
1. The common area in a single building, which are entitled to be used by all the proprietors of this building, including load bearing structures, main structure, public hallway, public corridor, public toilet, staircases, outer walls interface, public toilet, public path etc.
2. The common facilities and equipments in a single building, which are entitled to be used by all the proprietors of this building, including the sewer , water pipe, water tanks, pumps, elevators, lighting facility, fire control facilities, lightning protection facilities, visual-speaker, the Electronic Security systems, power distribution systems, antenna;
3. Common area and facility within the Property management region owned by all the proprietors, including fences, ditches, sewers, lighting facilities, houses for placing common facilities and equipment (such as pumping stations), ground parking lots etc.. Municipal facilities are not included herein.
Article 6 According to the Property Purchase Contract, the following sites , facilities and equipment within the property management region are owned by the Construction company, and managed and operated by the Park Management Company:
1. the unsold garage or parking spaces with independent property rights;
2. clubs and Screening Room, 11 Group stores, and No.14 Wang Ri Road ,No. 42 building, No. 55 Wang Hai Road, Restaurants in the Research and Development Building;
3. Administration building, the Park tennis courts and basketball courts, bus station;
4. Other unsold property with independent property rights.

The exercising of the proprietorship of above mentioned common area, facilities and equipment shall not affect the normal use of the property of other proprietors.
Chapter 3 Usage of the Property
Article 7 The proprietors have the rights of possession, usage, beneficial and disposition of their exclusively possessed property without interfering other proprietors’ rights.
Article 8 The proprietors shall abide by laws and regulations and adhere to the principle of keeping the property safe, clean and no harming the public interest and the interests of others, to handle the relationship reasonably with neighboring property owners in electricity, water supply, heat supply, gas supply, drainage, access, ventilation, lighting, decoration, sanitation, environmental protection and other aspects.
Article 9 The proprietors shall use the property according to the designed function. If special changes of the function needed, the proprietors shall acquire the consent of the owners of the adjacent property and written consent from relevant administrative departments and inform the property management companies.
Article 10 Before decoration of their property, the proprietors shall have finished all the approval procedures with fire control department, environmental protection department and other relevant government department and shall apply for the decoration permit from the Property manage company. Decoration management services agreement shall be signed with the management company. A deposit and clean fee in line with the Pricing Department’s Standard shall be paid and certain pass in-out card shall be collected for workers. The proprietors shall accept the Property Management Company’s management while conducting a decoration.
The proprietors shall conduct the decoration complying with the laws, regulations, policies and the services agreement.

Article 11 The proprietors should place the decoration materials and decoration garbage in designated locations. The occupation of the property common area and public places will not be allowed.
The decorating time is 8:00-12:00, and 14:00-21:00 within the Property management region. Drilling, grinding, cutting, tearing walls and other noise or vibration caused by decoration are prohibited during 12:00-14:30 and18:00-21: 00 in the completed and delivered research & development building within the region.
Water bills occurred in the public area of the research and development building in the Park, will be apportioned according to divided area; Water bills occurred during decorating period will be apportioned according to the number of properties under decoration, decoration certificate processing time, the total decorating area; If some enterprises started to conduct the decoration after some other enterprises had check-in officially, the water bill of the decorating company will be charged at 1.2 times of their built-up area.
The decoration shall be completed within three months after admission of an enterprise (starting from the date on which an enterprise signed to accept the property and collect the key.)
Article 12 If the normal usage of the public area , public facilities and equipment was interrupted or influenced, or the neighboring property owner’s interest was infringed by the proprietor due to their decoration, the proprietor shall return it to normal condition and assume corresponding liability.
Article 13 The proprietors shall use water, electricity, gas and other public facilities and equipment complying with the relevant rules. Any change to the facilities will not allow.
Article 14 The proprietors shall install air-condition according to the designed and planned location. If there isn’t a location for air-condition designed, the property management companies shall appoint a location to install. Meanwhile, the noise and the condensing water shall be dealt with properly.

Article 15 The proprietors and the users shall comply with the elevators usage regulations when using the elevators within the Property Management Region.
Article 16 All vehicles driving or parking in the property management region, shall comply with the region’s traffic and parking rules.
Article 17 Following behaviors within the Property management region are prohibited:
1. to damage the load-bearing structure, the main structure, destruction of building facade, the unauthorized change in designed purposes of the space;
2. to occupy or damage the public area, common facilities and equipments; to move without consents the public facilities and equipment;
3. to build up structures illegally or set up stalls;
4. to dump or litter in some locations which are not designed for garbage dumping.
5. to breach the relevant provisions of stacking flammable, explosive, poisonous, radioactive materials; to emit toxic substances, and to make noise;
6. to hang, post, draw, depict on the roof, outside walls or public area; to put Advertisement on the roof or outside walls;
7. to use the property for illegal activities, gathering around, and making disturbing noise to interfere the public interest, or against other people’s legitimate rights;
8. acts prohibited by laws and regulations.
Article 18 The proprietors who keep animals in the property management region, are not allowed to violate relevant regulations, and follow the rules below:
1. Not keeping animals in public areas and the animals shall not use the elevators;

2. The proprietors and users must undertake their obligations on looking after their animals; excretion in public places are not be permitted.
Chapter 4 Property Maintenance
Article 19 The proprietors shall not hinder others’ interests while maintaining their exclusively owned property.
Article 20 When it is necessary to enter some private property of others due to the maintenance reason, the proprietors shall inform the other private property owners in advance. The relevant proprietors should provide with the necessary support.
When the relevant proprietors obstruct the maintenance of the property and causes the damage or other losses, they should be responsible for repairing and undertaking the compensation.
Article 21 In the case of emergency situations happened to endanger the legal rights and interests of the proprietors, necessary repair of some private property shall be taken as soon as possible but notification is not able to send to the relevant proprietors, the repair shall be conduct under the third Party’s supervision (such as the local neighborhood committees or the police station or the Park management company). Notify and explanation shall be given to the relevant proprietors promptly as early as possible.
Article 22 If the proprietors need to occupy, to mine roads, venue or other sites temporarily for the maintenance or public interest purpose, it should acquire prior consent from the Park management companies and return the property to the formal condition within the period agreed.
Article 23 When potential safety problems threaten the public interest or other legitimate rights and interests of the proprietors, the person who is responsible for, shall take timely measures to eliminate the dangers.

Article 24 The construction company shall undertake the necessary warranty obligation within warranty period and scope.
Article 25 All the proprietors within the property management region shall pay , use and manage the property maintenance funds in accordance with the regulations.
Chapter 5 Common Interests of the Proprietors
Article 26 To protect the common interests of the proprietors, all the proprietors agreed to grant following rights to the property management company while conducting activities for the purpose of property management:
1. to establish the rules and regulations together with the construction company, in accordance with this Provisional Convention, on the usage of the public facilities and equipment and the maintenance of public order, sanitation and other aspects;
2. to criticize, advice, post, warn, temporary seize the construction tools (return later) and other necessary measures to stop the proprietors or users of the property from violating this Convention;
3. to charge breaching fees by 3 ‰(of the default due) from the proprietors when they failed to pay the property services fee, maintenance fee of public property, water and electricity apportion costs on time.
Article 27 Construction company shall set up bulletin boards for posting property management rules, regulations and notifications to all the proprietors.
Article 28 Contract ( flat rate ) system is adopted to collect the property service fees within the region. The proprietors shall pay property services costs (property services funds), public house maintenance fee, water and electricity fees in accordance with the property services agreement in full and on time.

The property service fee is the basis of normal property service activities, which involving the common interests of all the proprietors. The proprietors shall be comply with its obligations of paying the service costs on time.
Chapter 6 Responsibility for breaching of the Contract
Article 29 If the proprietors violated the Provisional Convention, and hindered the normal usage of the public property or damaged the property, other proprietors and property management company may bring a lawsuit before a court according to this Convention.
Article 30 If the proprietors violated the Provisional Convention and caused the damage of the common interests, other proprietors and property management company may bring a lawsuit before People’s Court according to this Convention.
Article 31 If the construction company fails to fulfill their obligation of this Convention, the proprietors and property management company may make a complaint to the relevant administrative department or bring a lawsuit before People’s Court according to this Convention.
Chapter 7 Supplementary Provisions
Article 32 The exclusive property in this Provisional Convention shall mean buildings, spaces, ground and related facilities and equipment used independently and exclusively by the individual proprietor.
The public area, public facilities and equipment in this Provisional Convention shall mean the house, space, venues, facilities and equipment which belong to multiple proprietors or owned by all the proprietors.
Article 33 The proprietors shall acquire the approval from the Software Park Management Committee to transfer or rent the property. The prior written notice shall send to the Park Management Company before transferring or renting the property. The transferee shall sign the letter of Commitment of this Provisional Convention. The lessee shall follow the commitments of the Provisional Convention.

Article 34 This Provisional Convention shall be with each party of the Construction company, the Park management company, the Property management company and the proprietors.
Article 35 This Provisional Convention shall take effect since the first commitment date and will be terminated on the effective date of “The Convention of Proprietors”.

Letter of commitment
We, the proprietor of the property of No.61, Wanghai Road (name and exact location of the property, hereinafter referred to the Property), in order to protect the common interest of all proprietors, here acknowledge that:
1. We confirmed to read through the “Xiamen Software Park II Provisional Convention” (hereinafter referred to as “the Provisional Convention”) enacted by the construction company and the Park Management company jointly;
2. We agreed to comply with and promote this Provisional Convention;
3. We agreed to undertake the corresponding responsibility in violation of this Provisional Convention and the jointly liability of the users’ breaching of this Convention;
4. We agree that we need to acquire the signed Letter of commitment of this
Provisional Convention from the transferee when transferring the property. The letter shall be submitted to the Construction company, the park management company or property management company. Before the receipt of the signed Letter of commitment from the transferee, this commitment shall remain the same effect.

Covenanter (signature)

Legal Representative (signature)

Agent (signature)
Date:

Appendix IV: Application form for Entry to Software Park II